Exhibit 10.8

December 11, 2012

Mr. Steve Debenham

Dear Steve:

I strongly believe that you will make an important contribution to the success and growth of Aerohive Networks, Inc. (the “Company”). With that in mind, I am pleased to offer you a position as VP, General Counsel and Corporate Secretary, reporting directly to me as a member of my executive staff. The initial location of your employment and reporting will be the Company’s headquarters facility in Silicon Valley. Your annual compensation at plan will be $287,500 per year, consisting of:

•	A base salary of $230,000 per year payable semi-monthly

•	Participation in our standard executive bonus program, which for VPs is currently a quarterly bonus target of 25% of your then-current base salary, based 60% on company performance and 40% on achieving MBOs.

•	Participation in all the benefit programs the Company normally provides to its full-time executive employees.

You will also receive a one-time sign-on bonus of $20,000 (minus federal and state tax withholdings) to be paid within 30 days of your start date. If you voluntarily terminate your employment for any reason (other than due to death or disability, as referenced below, or for Good Reason, as defined below) without completing one full year of employment, the pro rata after-tax amount of the bonus will be due and payable no later than your termination date (such pro ration to be based on the number of calendar days from your employment start date through such termination date).

Subject to further confirmation, your anticipated start-date as noted below is December 19, 2012. As you and I have discussed, to accommodate the Company’s interest in an early start-date we recognize that you will continue to provide for an initial period transition services to your current employer Silicor Materials Inc., in conjunction with winding down your current responsibilities and projects with that company. Further, the Company recognizes that you have a planned family vacation scheduled for the beginning of January 2013. The Company acknowledges the foregoing with respect to your employment with the Company in good standing and the compensation, benefits and vesting referenced in this letter agreement.

The Company anticipates conducting for its employees a “FOCAL” compensation review in or about April 2013. You understand that, as a new hire, you will not expect to participate in that review. However, otherwise and thereafter you will be eligible for future compensation reviews and adjustments, including with respect to compensation, benefits and Change in Control protections provided to the Company’s executive staff as a whole.

At the first meeting of the Company’s Board of Directors as of or following your start date and subject to their approval, management will recommend that you be granted an option to purchase a number of shares of the Company’s Common Stock which is equivalent to 0.5% of the Company’s fully diluted capital on your start date. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Global Share Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. Subject to such Board approval, 25% of the option shares will vest after 12 months of continuous service, and the remaining option shares will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. This grant is eligible for early exercise, as determined by the Plan.

Notwithstanding the foregoing vesting schedule, and consistent with similar protections offered to our executives, if, within twelve (12) months after a Change in Control (as defined in the Plan), you are terminated by the Company other than for Cause (as defined below), death, or disability (as defined in the Plan) or you resign for Good Reason (as defined below), and in either case you sign and do not revoke a standard form of release then-offered to the Company’s employees, then 50% of the then-unvested shares subject to your then-outstanding options at the time of your termination or resignation will immediately vest and become exercisable.

For purposes of this letter agreement, “Cause” shall mean:

1.	Engaging in knowing and intentional illegal conduct materially injurious to the Company or any of its affiliates;

2.	Violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company or any of its affiliates;

3.	Material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the Company or any of its affiliates;

4.	Conviction for, or entry of a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonesty, or fraud against, or the misappropriation of material property belong to, the Company or its affiliates;

5.	Significant job performance issues, or continued and willful violations of your obligations to the Company as an employee of, or consultant to, the Company or any of its affiliates and your failure to cure such violations within the thirty (30)-day period following written notice from the CEO; or

6.	Any breach by you of any material provision of the terms of your employment or engagement by the Company materially injurious to the Company,

in each case with respect to the foregoing, as determined by a resolution of the Board of Directors.

For purposes of this letter agreement, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent:

1.	A material reduction in your authority, duties, or responsibilities with the Company (including a parent or subsidiary of the company) in effect immediately prior to such reduction, unless you are provided with comparable authority, duties, or responsibilities;

2.	A material change in the geographic location at which you must perform services, provided that in no instance will your relocation to a facility or a location of fifty (50) miles or less from your then-current office location be deemed material for purposes of this letter agreement;

3.	A material reduction by the Company (including a parent or subsidiary of the Company) in your OTE as in effect immediately prior to such reduction; or

4.	Any material breach of this letter agreement by the Company.

You will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of your initial discovery of the grounds for “Good Reason” and providing to the Company a reasonable cure period of not less than thirty (30) days following the date of such notice. Your continued employment during any such discovery and cure period shall not constitute a waiver of your rights to assert Good Reason hereunder.

This offer of employment and, if applicable, your continued employment at the Company, are contingent upon the following:

For purposes of federal immigration law, you must be able to show proof of your identity and legal right to work in the United States as required by the United States Immigration and Control Act (IRCA). Such documentation must be provided to us with three (3) business days of the date of hire, or our employment relationship with you may be terminated

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration to be held in Santa Clara County, California, in accordance with the employment dispute resolution rules of JAMS/Endispute then in effect. However, we agree that this arbitration provision shall not apply to any dispute or claim relating to, or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary or confidential information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. You will be required to sign an employee Proprietary Information and Inventions Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights and any stock option agreements between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and you. We are relying on your representation to us, which you confirm by your signature below, that you are able to provide services to the Company without breaching the terms of any agreement you may have with a prior employer or other third party.

This offer, if not accepted, will expire at the close of business on Friday, December 14, 2012. We anticipate your start date to be no later than December 19, 2012. I am excited to have you join our team and look forward to working with you here at Aerohive Networks. Welcome aboard!

Sincerely,

/s/ David Flynn

David Flynn
Chief Executive Officer

Accepted and agreed:

/s/ Steve Debenham
Steve Debenham

12/15/2012
Date

12/19/2012
Confirmed Start Date